Exhibit 99.1

FOR IMMEDIATE RELEASE	May 4, 2010
For more information contact:

Richard L. Browdy, President	Sam Borek, Chairman of the Board
(954) 776-2332	(954) 776-2332

OPTIMUMBANK HOLDINGS, INC. RECEIVES SECOND NASDAQ STAFF DEFICIENCY LETTER

Fort Lauderdale, FL (May 4, 2010). OptimumBank Holdings, Inc. (NASDAQ:OPHC) (the “Company”) , bank holding company for OptimumBank, today announced that on April 28, 2010, OptimumBank Holdings, Inc. (the “Company”) received a written notice from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it fails to comply with the audit committee composition requirement set forth in Nasdaq’s Marketplace Rule 5605 (the “Rule”) due to the resignation of the former audit committee Chairman, Irving P. Cohen, from the Company’s board of directors on April 11, 2010. The Rule requires audit committees to have a minimum of three members who meet stringent independence requirements, are financially literate, and one of whom is financial sophisticated. As a result of Mr. Cohen’s resignation, the Company’s audit committee currently has two members, neither of whom has the requisite financial sophistication. The Company has no other current directors who could qualify for appointment to the audit committee.

In accordance with Marketplace Rule 5605(c)(4)(B), the Company will be provided a cure period in order to regain compliance with the Rule as follows: (a) the earlier of the Company’s next annual shareholder’s meeting or April 11, 2011, or (b) if the next annual shareholders’ meeting is held before October 8, 2010, no later than October 8, 2010. The Company must submit to the Staff documentation, including biographies of any new directors, evidencing compliance with the Rule no later than the above deadline. If the Company cannot demonstrate compliance with the Rule by the above deadline, the Staff will provide written notice that the Company’s common stock will be delisted. At that time, the Company may appeal the Staff’s determination to delist its common stock to a Listing Qualifications panel.

The Company is actively seeking a qualified director to fill the vacancy on its audit committee and believes that it will be able to achieve compliance with the Rule by the stated deadline.

Previously, on January 28, 2010, the Company received a letter from the Staff notifying the Company that it fails to comply with Nasdaq’s minimum market value of publicly held shares (the “MVPHS”) requirement for continued listing set forth in Nasdaq Marketplace Rule 5450(b)(1)(C) which requires companies to maintain a MVPHS of at least $5,000,000. The Company has been provided 180 calendar days, or until June 29, 2010, to regain compliance with the MVPHS requirement or to be delisted. The Company is still exploring alternatives to delisting, including submission of an application for transfer to the Nasdaq Capital Market.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company’s operations, pricing, products and services.